Exhibit 99.1

	CONTACT:	Charles F. Willis Chief Executive Officer (415) 275-5100
NEWS RELEASE

Robert T. Morris Joins Willis Lease Board of Directors
Filling Role of Resigning Board Member William M. LeRoy

SAUSALITO, CA – October 10, 2006–Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today announced Robert T. Morris, President of Union Bank of California Leasing, has been elected to fill the Board of Directors seat vacated by William M. LeRoy, partner at BDO Seidman LLP, who is resigning from the Board after ten years of service due to the policy requirements of his firm.

“We are delighted to welcome Bob Morris to our Board of Directors.  His 26 years of experience in the leasing industry and his deep financial expertise make him an ideal successor to Bill LeRoy,” said Charles F. Willis, President and CEO.  “We are extremely grateful to Bill for the important contributions he made while serving on our Board over the past decade.  His contributions to our success are significant, and we thank him for his service.”

“It has been a pleasure working with the directors and managers at Willis Lease.  Over the past decade, the company’s assets under lease have grown more than five-fold, and it has accomplished a number of ground-breaking transactions, including the introduction of leased jet engines as a new asset class to the securitization market,” said LeRoy.

“Willis Lease is one of the most respected companies in the jet engine leasing market, and I am very pleased to be joining the Board of Directors,” said Morris.

Morris joined Union Bank of California in 2004 to establish an innovative equipment leasing group.  Prior to joining Union Bank of California, he was a consultant to more than 25 commercial banks for their equipment leasing operations over a 12 year period.  He has also worked for Bank of San Francisco, Bank of Montreal and GATX Leasing Corporation.

Morris holds a masters degree from the American Graduate School of International Management and a bachelors of arts degree from the University of Denver with majors in Economics, Political Science and History.

Willis Lease Finance Corporation leases spare commercial aircraft engines, parts, and aircraft to commercial airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

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Note:  Transmitted on Business Wire on October 10, 2006 at 11:26 a.m. PDT.